Exhibit 99.1

News Release	Corporate Communications 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3220
For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 703-412-3231	Phone: 703-412-3216
E-mail: amanda.covington@atk.com	E-mail: michael.pici@atk.com

ATK Completes Acquisition of Bushnell Group Holdings, Inc.

ATK’s Bushnell Acquisition, plus Recent Addition of Savage Arms, Results in Comprehensive Offering of Ammunition, Sporting Arms and Accessories

Arlington, Va., Nov. 4, 2013 - Today, ATK (NYSE: ATK) announced that, on Nov. 1, 2013, it completed the acquisition of Bushnell Group Holdings, Inc. - a leading global designer, marketer and distributor of branded sports optics, outdoor accessories and performance eyewear. The Bushnell portfolio includes high-quality, innovative and affordable products targeted to the outdoor and sport enthusiast.

“ATK is committed to expanding our product offerings, strengthening leadership positions in our core markets, maintaining a strong balance sheet and delivering long-term, profitable growth,” said Mark DeYoung, ATK President and CEO. “Completing the Bushnell acquisition, plus our first-quarter acquisition of Savage Sports Corporation, positions ATK with a comprehensive product offering of ammunition, sporting arms and accessories in our existing markets as well as creates an opportunity to expand into new and adjacent outdoor recreation markets.”

On Sept. 5, 2013, ATK announced it had entered into a definitive agreement to acquire Bushnell. Under the terms of the transaction, ATK paid $985 million in cash, subject to customary post-closing adjustments. Bushnell’s projected sales for calendar year 2013 are approximately $600 million. ATK expects the acquisition to result in FY14 earnings per share (EPS) dilution due to the stub period, transaction expenses and purchase accounting. ATK also expects the acquisition to be accretive to EPS in its first full year of operations (FY15), including impacts associated with transition expenses, and estimates FY16 EPS accretion of approximately $1.00. ATK financed the acquisition through borrowings including refinancing its existing secured debt with new $1.96 billion Senior Secured Credit Facilities and new $300 million Senior Unsecured Notes. ATK will provide information relating to Bushnell’s impact on FY14 financial results as part of its second quarter earnings press release and webcast on Nov. 7, 2013.

ATK will integrate Bushnell into its Sporting Group, under the direction of Senior Vice President and Group President Jay Tibbets. Fitting within ATK Sporting Group’s existing accessories business, Bushnell increases the company’s exposure to higher-growth hunting and outdoor lifestyle markets. With the addition of Bushnell, the Sporting Group will account for approximately 45 percent of total ATK revenue. Across the enterprise, commercial and international sales will account for approximately 50 percent of ATK total revenue.

“We are executing a focused integration strategy aimed at maximizing deal value, leveraging the strengths of our existing and new capabilities, optimizing common areas such as product development, sales, marketing and distribution, while minimizing the risk of operational and customer disruptions,” said DeYoung.

Bushnell has a track record of product development and innovation, with more than 10,000 customer accounts in more than 90 countries worldwide. The company provides a complementary portfolio of 19 outdoor brands in sports optics, outdoor accessories and performance eyewear, including the iconic Bushnell brand and other authentic, heritage names such as Primos, Bollé, Hoppe’s, Uncle Mike’s, Butler Creek and Serengeti. Founded in 1948, Bushnell is headquartered in Overland Park, Kan. and employs approximately 1,100 skilled workers around the globe.

ATK’s Sporting Group is an established leader in sporting and law enforcement ammunition and shooting accessories. ATK’s ammunition brands include Federal Premium, CCI, Fusion, Speer, Estate Cartridge and Blazer. ATK’s accessories brands include BLACKHAWK!, Eagle, Alliant Powder, RCBS, Champion Target, Gunslick Pro, Outers, and Weaver Optics. In June 2013, ATK acquired Savage Sports Corporation, adding centerfire and rimfire rifles, shotguns and shooting range systems used for hunting and competitive and recreational shooting to its product offering.

Bushnell had been a portfolio company of MidOcean Partners.

ATK is an aerospace, defense and commercial products company. Including Bushnell, ATK has approximately 16,000 employees and operations in 22 states, Puerto Rico and internationally. ATK is headquartered in Arlington, Va. ATK’s Sporting Group is headquartered in Anoka, Minn. News and information can be found on the Internet at www.atk.com, on Facebook at www.facebook.com/atk, or on Twitter @ATK.

Certain information discussed in this presentation constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: the risk that the anticipated benefits and cost savings from the transaction may not be fully realized or may take longer than expected to realize; assumptions regarding the demand for Bushnell’s products; the ability of ATK to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners of Bushnell; costs or difficulties related to the integration of Bushnell following completion of the transaction; and changes in the business, industry or economic conditions or competitive environment. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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